EXHIBIT 21.1


SUBSIDIARIES OF THE COMPANY

     1. Q-SEVEN SYSTEMS, INC., a corporation organized under the laws of the State of Nevada; and

     2. X-REAL INTERTAINMENT, INC. LTD., a corporation organized under the laws of the Bahamas.